UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	July 16, 2007
HOLLYWOOD MEDIA CORP.

(Exact Name of Registrant as Specified in its Charter)

Florida	0-22908	65-0385686

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2255 Glades Road, Suite 221A, Boca Raton, Florida	33431

(Address of Principal Executive Office)	(Zip Code)

Registrant’s telephone number, including area code	(561) 998-8000
Not Applicable

(Former Name or Former Address, If Changed Since Last Report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 — REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01	Entry into a Material Definitive Agreement.
Employment Agreement with President and Chief Operating Officer of Hollywood.com, Inc.
     On July 16, 2007, Hollywood.com, Inc. (“Hollywood.com”), a wholly-owned subsidiary of Hollywood Media Corp. (the “Registrant”), entered into an employment agreement with Mr. Kevin Davis to serve as the President and Chief Operating Officer of Hollywood.com, with responsibility for the Hollywood.com and Hollywood.com Television businesses (collectively, the “Hollywood.com Business”). Pursuant to the terms of the agreement, Mr. Davis will receive an annual base salary of $250,000, which will be subject to annual cost-of-living increases. The initial term of employment under the agreement commences on August 1, 2007 and continues through June 30, 2012, unless earlier terminated (the “Initial Term”). Upon the expiration of the Initial Term, the term of the agreement automatically renews for additional one-year periods unless terminated by either party in writing at least 90 days prior to the expiration of the then current term.
     Mr. Davis will be eligible to receive an EBITDA bonus in the first year of the contract equal to: (a) 10% of the first $5,000,000 of positive EBITDA achieved by the Hollywood.com Business in the first year; plus (b) 5% of any positive EBITDA achieved by the Hollywood.com Business in the first year in excess of $5,000,000. Mr. Davis will also be eligible to receive an EBITDA bonus for each successive employment year of the contract equal to: (i) 5% of the positive EBITDA achieved by the Hollywood.com Business in such employment year that equals the amount of positive EBITDA achieved by the Hollywood.com Business in the immediately preceding employment year (the “Prior Year EBITDA”); plus (ii) 10% of the first $5,000,000 of positive EBITDA achieved by the Hollywood.com Business in such employment year that exceeds the Prior Year EBITDA; plus (iii) 5% of any positive EBITDA achieved by the Hollywood.com Business in such employment year which EBITDA exceeds the sum of (A) the Prior Year EBITDA and (B) $5,000,000.
     Mr. Davis will be entitled to receive cash bonuses in the event of a Sale of Hollywood.com (as such term is defined in the employment agreement) (“Sale Bonus”) or upon the expiration of the Initial Term (“Term Bonus”), as follows. Upon the closing of a Sale of Hollywood.com and the satisfaction of certain other conditions set forth in the employment agreement, Mr. Davis will be entitled to receive a Sale Bonus equal to 5% of the portion of the net purchase price received in connection with such Sale that exceeds $28,000,000 (subject to applicable adjustments as provided in the agreement), provided that if the Term Bonus was paid to Mr. Davis prior to such Sale, the amount of such Term Bonus will be deducted from the Sale Bonus. Upon the expiration of the Initial Term and the satisfaction of certain other conditions set forth in the employment agreement, Mr. Davis will be entitled to a Term Bonus equal to 5% of the difference between the then-current value of the Hollywood.com Business (as determined in accordance with the terms of the agreement based on a multiple of EBITDA) and $28,000,000 (subject to applicable adjustments as provided in the agreement), provided that no Sale Bonus had been previously paid. The terms for calculating the Sale Bonus and Term Bonus are components of a negotiated compensation arrangement and are not intended to reflect the actual or potential value of the Hollywood.com Businesses to the Registrant or to a third party.

     In the event of the termination of Mr. Davis’ employment by Hollywood.com without “Cause” or by Mr. Davis for “Good Reason” (as such terms are defined in the employment agreement), Mr. Davis will be entitled to receive (a) any EBITDA bonuses earned prior to the date of termination (pro rated to the date of termination in the case of the then current employment year), (b) a cash payment equal to the greater of (i) his base salary for the remainder of the calendar year in which such termination occurred or (ii) $125,000, and (c) at Mr. Davis’ election, either the Term Bonus or the Sale Bonus (but only if the termination occurs within 6 months of a Sale), if payment of either bonus is triggered in accordance with the terms of the agreement.
     The above summary of employment terms is qualified in its entirety by reference to the employment agreement between Hollywood.com and Mr. Davis, a copy of which is attached hereto as Exhibit 99.1 to this Current Report and which is incorporated by reference in this Item 1.01 in its entirety.
SECTION 9 — FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01	Financial Statements and Exhibits.
(c)	Exhibits.

Exhibit No.	Description

99.1	Employment Agreement, dated July 16, 2007, by and between Hollywood.com, Inc. and Mr. Kevin Davis.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOLLYWOOD MEDIA CORP.
By:	/s/ Laurie S. Silvers
	Name:	Laurie S. Silvers
	Title:	President

Date: July 19, 2007

4